Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Administaff, Inc. 2001 Incentive Plan of our reports dated February 6, 2009, with respect to the consolidated financial statements of Administaff, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Administaff, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 4, 2009